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                                                                     EXHIBIT 21




                    LIST OF GENTEX CORPORATION SUBSIDIARIES




        1. E.C. Aviation Services, Inc., a Michigan corporation, is a wholly-owned subsidiary of Gentex
             Corporation.

        2.   Gentex International Corporation, a Foreign
             Sales Corporation incorporated in Barbados, is a wholly-owned subsidiary of Gentex Corporation.

        3. Gentex Holdings, Inc., a Michigan corporation, is a wholly-owned subsidiary of Gentex Corporation.

        4.   Gentex GmbH, a German limited liability
             company, is a subsidiary 50% owned by Gentex
             Corporation and 50% owned by Gentex Holdings, Inc.

















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